Exhibit 99.1

NaturalNano Closes $3.25 Million Deal - Will Use Proceeds to Develop Pleximer Product Line

Allowing NaturalNano to Meet Critical Unmet Market Needs in the $40 Billion Nanocomposites Industry

NaturalNano (OTCBB: NNAN) (FWB:N3N) (www.naturalnano.com), a materials science company, today announced it has received a $3.25 million cash investment from Platinum Partners Long Term Growth IV and Longview Special Financing, Inc. through the issuance of Convertible Secured Notes. The transaction closed on March 7, 2007.

NaturalNano intends to use the bulk of the funds to complete the commercialization of a line of industrial grade polymer additives to be marketed under the Pleximertm brand name. “Interest in our proprietary breakthroughs in polymer chemistry is strong and widespread throughout the polymers industry. The nanomaterials that we enhance are part of the fastest growing segment of the $40 billion composites market. Pleximer technology makes these polymers, such as nylon and polypropylene, stronger, lighter and more flexible than today’s composite materials, while reducing the cost of production and capital equipment needed by NaturalNano’s customers,” stated Cathy Fleischer, President and Chief Technology Officer.

Fleischer continued, “Even with the rapid growth of the overall market, there is a significant unmet market need that has been held back by complications of complexity, quality and the up front capital investment needed to manufacture nanocomposites. Pleximer changes this equation by reducing the complications and quality control problems with a Pleximer additive that can be put right into the extruders on the production line, eliminating the complex steps usually associated with other nanocomposites.”

NaturalNano recently demonstrated manufacturing scale trials of its Pleximer materials, producing excellent results. “The new capital received today will allow us to leverage our innovations into commercial products for which there is substantial demand and a true market need, which Pleximer addresses,” stated Fleischer.

In connection with the financing, NaturalNano issued warrants for the purchase of a total of 25,106,254 shares of common stock; if the warrants are exercised in full, NaturalNano would receive an additional $6.9 million in proceeds. “We are honored by the vote of confidence in NaturalNano that this investment by Platinum and Longview represents,” said Cathy Fleischer, President and Chief Technology Officer. Details of the transaction are described in a Report on Form 8-K filed today with the Securities and Exchange Commission and available at NaturalNano’s website http://www.naturalnano.com

About Pleximer

NaturalNano’s Pleximer additive can be utilized with a broad range of polymers, enabling a wider array of capabilities.  Pleximer offers the following benefits:

.	Saves investment capital needed for equipment to fabricate nanocomposites;
.	Reduces cost of production by eliminating process steps;
.	Improves quality at reduced cost;
.	Provides a stronger, lighter, less brittle, and more uniform output; and
.	Covered by pending patents.

Pleximer additives consist of halloysite clay nanotubes functionalized, concentrated and mixed with various polymer materials using the Company’s proprietary processes. Plastics manufacturers currently use nanoclay additives to produce stronger, lighter composites but these improvements come at a high cost.  The increased costs result from the complex exfoliation process required in separating the clay layers to obtain good dispersion and uniform properties, and the associated complexity of working with competing nanoclays.

About NaturalNano, Inc.

NaturalNano, Inc. (OTCBB:NNAN) (FWB:N3N) is a nanomaterials company developing proprietary technologies and processes for providing novel properties for a wide range of applications.  These include industrial polymers, plastics and composites; and additives to cosmetics, agricultural, and household products.  NaturalNano holds over twenty issued or pending patents and proprietary know-how for extraction and separation processes, of halloysite and other nanotubes, in combination with other materials for a wide range of applications.  For more information, please visit http://www.naturalnano.com.

Investor Relations Contact

Jim Blackman, PR Financial Marketing, LLC
713-256-0369
jim@prfmonline.com

Media Contact

Ginny Brandreth, NaturalNano, Inc.
585-267-4810
gbrandreth@naturalnano.com